Exhibit 10.2
THIRD AMENDED AND RESTATED LIMITED WAIVER AND CONSENT dated as of August 4, 2023 (this “Waiver”), among BRIGHT HEALTH GROUP, INC. (the “Company”), the other LOAN PARTIES party hereto, the LENDERS party hereto (which constitute all the Lenders and Issuing Banks under the Credit Agreement (as defined below) as of the date hereof) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”).
Reference is made to (i) the Credit Agreement dated as of March 1, 2021 (as amended by Amendment No. 1 dated as of August 2, 2021, Amendment No. 2 dated as of November 20, 2021, Amendment No. 3 dated as of November 8, 2022, Amendment No. 4 dated as of June 23, 2023 and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among the Company, the Lenders party thereto and the Administrative Agent, (ii) that certain Limited Waiver and Consent dated as of February 28, 2023 (the “Initial Waiver Effective Date”), among the Company, the Lenders party thereto and the Administrative Agent, (iii) that certain Amended and Restated Limited Waiver and Consent dated as of April 28, 2023 (the “Amended and Restated Waiver Effective Date”), among the Company, the Lenders party thereto and the Administrative Agent, (iv) that certain Second Amended and Restated Limited Waiver and Consent dated as of June 29, 2023 (the “Second Amended and Restated Waiver Effective Date”), among the Company, the Lenders party thereto and the Administrative Agent (the “Existing Waiver and Consent”) and (v) that certain Credit Agreement dated as of August 4, 2023 (as amended, supplemented or otherwise modified from time to time, the “NEA Credit Agreement”), among the Company, NEA 18 Venture Growth Equity, L.P. (“NEA”) and the other lenders from time to time party thereto.
By Notice of Default dated February 13, 2023, the Company notified the Administrative Agent of the Company’s failure to maintain the Minimum Liquidity as required pursuant to Section 11.12.2 of the Credit Agreement. The Administrative Agent promptly provided such Notice of Default to the Lenders.
By Notice of Unmatured Event of Default and Reservation of Rights dated April 7, 2023, the Administrative Agent notified the Company of the Company’s failure to deliver a copy of the annual audit report of the Company and its Subsidiaries for the fiscal year 2022 (the “2022 Audit Report”) that is unqualified as to “going concern” as required pursuant to Section 10.1.1 of the Credit Agreement.
The Company has requested, and the Administrative Agent and the Lenders party hereto (which constitute the Required Lenders) agree, in accordance with Section 15.1 of the Credit Agreement and the Existing Waiver and Consent, to amend and restate in its entirety the Existing Waiver and Consent and to grant (i) a permanent waiver of compliance with Section 11.12.2 of the Credit Agreement and (ii) a permanent waiver of compliance with Section 10.1.1 of the Credit Agreement with respect to the 2022 Audit Report.
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Waiver, Consent and Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof:
(a)For all purposes of the Credit Agreement and the other Loan Documents, the Lenders party hereto hereby grant a waiver of any Unmatured Event of Default or Event of Default that may have resulted from any failure by the Company to comply with Section 11.12.2 of the Credit Agreement.
(b)For all purposes of the Credit Agreement and the other Loan Documents, the Lenders party hereto hereby grant a waiver of any Unmatured Event of Default or Event of Default that may have resulted solely as a result of the failure by the Company to comply with Section 10.1.1 of the Credit Agreement with respect to the 2022 Audit Report and hereby waive, permanently, the requirements of Section 10.1.1 of the Credit Agreement to deliver an annual audit report that is unqualified as to “going concern” with respect to the 2022 Audit Report.
(c)The Lenders party hereto (which constitute all Lenders and Issuing Banks under the Credit Agreement as of the date hereof) hereby (i) consent to the issuance of Letters of Credit prior to the Maturity Date by JPMCB or renewal of Letters of Credit issued by JPMCB, in each case to the Centers for Medicare and Medicaid Services (“CMS”) or in connection with surety bonds required by CMS (each such issued or renewed Letter of Credit, a “Specified Letter of Credit”) in an aggregate amount not to exceed the aggregate amount of issued CMS-required Letters of Credit as of the date of this Waiver, in accordance with the procedures set forth in Section 2.3.2 of the Credit Agreement and subject to the satisfaction of the conditions set forth in Section 12.2 of the Credit Agreement (after giving effect to this Waiver), which Specified Letter of Credit shall expire no later than one year following such issuance or renewal and may expire after the date that is five Business Days prior to the Maturity Date, notwithstanding anything to the contrary in this Waiver, the Credit Agreement (including Section 2.3.3 of the Credit Agreement) or any other Loan Document (provided that if a Molina Termination Event occurs prior to the date on which any Specified Letter of Credit has been issued or renewed, the consent provided for in this clause (i) with respect to such Specified Letter of Credit shall be of no further force or effect) and (ii) agree that, for the avoidance of doubt (and without limiting any other provision of the Credit Agreement), their participations in each Specified Letter of Credit pursuant to Section 2.3.4 of the Credit Agreement shall continue in full force and effect following the Maturity Date. The Company hereby covenants and agrees that it shall Cash Collateralize the Specified Letter of Credit on or prior to the date that is ten calendar days prior to the Maturity Date by providing cash collateral in an amount that is at least 105% of the face amount of the Specified Letters of Credit outstanding on such date and otherwise in accordance with the procedures set forth in Section 2.3.9 of the Credit Agreement, and that any failure to do so shall constitute an immediate Event of Default.
(d)The Lenders party hereto and the Company hereby agree that (i) each of Sections 11.12.1 and 11.12.2 of the Credit Agreement are hereby deleted and removed in their entirety and (ii) the NEA Credit Agreement and the transactions contemplated thereby (including the issuance of any Equity Interests or warrants) and any incurrence of Debt or issuance of Equity Interests or warrants not prohibited by Section 2 hereof shall be permitted pursuant to Section 11.6 and Section 11.3 of the Credit Agreement.

(e)The Lenders party hereto agree that, notwithstanding anything to the contrary in the Credit Agreement or any Loan Document, each of Bright Health Insurance Company of Florida and Bright HealthCare Insurance Company of Texas (each, a “Specified Subsidiary”) shall not constitute a “Significant Subsidiary”; provided that it shall be an immediate Event of Default if (x) any Specified Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Specified Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Specified Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 90 days (in each case, a “Receivership Event”) and (y) the impact of any such Receivership Event would reasonably be expected to result in a Material Adverse Effect prior to the Termination Date.
(f)In the event that (i) the Company breaches any of the covenants set forth in Section 1(c) or Section 2 hereof, (ii) an Event of Default, other than an Event of Default that is waived pursuant to Section 1(a) and/or Section 1(b) hereof, occurs, (iii) that certain Stock Purchase Agreement, among Bright Health Company of California, Inc., Universal Care, Inc., Central Health Plan of California, Inc., the Company and Molina Healthcare, Inc. executed in connection with the California Medicare Advantage Disposition (as defined below) (the “CMA Purchase Agreement”) is terminated (a “Molina Termination Event”), (iv) any of the provisions set forth in Section 16 of the NEA Credit Agreement (the “Subordination Provisions”) shall cease to be in full force and effect, or the Borrower or any lender under the NEA Credit Agreement shall so assert or shall take any action prohibited by the Subordination Provisions, (v) there is an “Event of Default” (or analogous term) under the NEA Credit Agreement that has resulted in the principal amount of the loans under the NEA Credit Agreement having been declared due and payable prior to the stated maturity thereof in accordance with the terms of the NEA Credit Agreement or (vi) the Company fails to pay the fees set forth in Section 6 hereof, an Event of Default shall immediately exist under the Credit Agreement for all purposes thereunder and the Administrative Agent shall be permitted to exercise all rights and remedies provided for under the Credit Agreement and the other Loan Documents as a result of the existence of an Event of Default.

Section 2.Covenants.
(a)Minimum Liquidity. From and after the Third Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, the Company shall not permit the Minimum Liquidity (as defined to be less than $25,000,000.
“Minimum Liquidity” means, as of any date, Unrestricted Cash of the Loan Parties held in deposit accounts that are subject to Control Agreements in favor of the Administrative Agent; provided that, in no event shall “Unrestricted Cash” include any amounts that are subject to a consensual Lien that is senior to the Lien thereon in favor of the Secured Parties.
(b)Certain Baskets Unavailable. From and after the Initial Waiver Effective Date and prior to the Facility Termination Date, the Company agrees that it will not, and not permit any Subsidiary to:
(i)create, incur or assume or suffer to exist any Debt pursuant to Section 11.1(c) or Section 11.1(i) of the Credit Agreement (in the case of Section 11.1(i), other than (x) Debt outstanding on the Third Amended and Restated Waiver Effective Date in an aggregate principal amount not to exceed $5,000,000, (y) Debt incurred following the Third Amended and Restated Waiver Effective Date in an aggregate principal amount not to exceed $5,000,000 at any time outstanding and (z) Debt of Centrum Medical Holdings, LLC (“CMH”) or Premier Medical Associates of Florida, LLC (“PMA”) (or their respective Subsidiaries) in respect of letters of credit or similar obligations incurred in the ordinary course of business to support risk sharing obligations to commercial or governmental payors in an aggregate amount not to exceed $20,000,000 at any time outstanding);
(ii)create or permit to exist any Liens in an aggregate principal amount pursuant Section 11.2(s) of the Credit Agreement (other than (x) Liens outstanding on the Initial Waiver Effective Date, (y) Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding and (z)(1) Liens on the assets of CMH or any of its Subsidiaries (in each case, to the extent CMH and/or such Subsidiary is not (and is not required to be) a Loan Party) securing the obligations of CMH or its Subsidiaries that are permitted pursuant to clause (b)(i)(y) above and (2) Liens on the assets of PMA or any of its Subsidiaries (in each case, to the extent PMA and/or such Subsidiary is not (and is not required to be) a Loan Party) securing the obligations of PMA or its Subsidiaries that are permitted pursuant to clause (b)(i)(y) above);
(iii)make any Restricted Payments pursuant to Sections 11.3(iii) or 11.3(v) of the Credit Agreement (other than Restricted Payments pursuant to such clauses in aggregate amount not to exceed $3,000,000 after January 25, 2023 for the purpose of withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, or officer (or any of their respective immediate family members) of the Company or any Subsidiary of the Company in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards);
(iv)make any Acquisitions under Section 11.4(viii) of the Credit Agreement;
(v)make any dispositions pursuant to Section 11.4(b)(ii) of the Credit Agreement (other than (A) dispositions approved after the date hereof by prior written consent of Required Lenders and (B) the sale, transfer or other disposition of DocSquad, LLC), or

(vi)(A) make any Investment pursuant to Section 11.9(d) of the Credit Agreement or (B) make or permit to exist any Investment pursuant to Section 11.9(i) of the Credit Agreement in an aggregate amount at any one time outstanding of more than $3,000,000.
(c)For purposes of this Waiver, Section 11.9(i) shall be used for (x) payroll, travel and similar advances to directors, officers and employees of the Company or the Loan Parties that are made in the ordinary course of business and (y) payments pursuant to the transactions as notified in writing by the Company to the Administrative Agent prior to the Waiver Effective Date (as defined in the Amended and Restated Limited Waiver and Consent, dated as of April 28, 2023).
(d)Notwithstanding anything to the contrary herein, in the Credit Agreement or any other Loan Document, the Company shall be permitted to incur Debt in an aggregate principal amount not to exceed $125,000,000 (plus the amount of any interest or fees paid-in-kind via capitalization to principal and for the avoidance of doubt, less any amounts of Debt incurred under the NEA Credit Agreement) at any time; provided that the terms of the definitive documentation governing such Debt shall be substantially consistent with the terms of the NEA Credit Agreement as in effect on the Third Amended and Restated Waiver Effective Date (subject to any permitted amendments following the Third Amended and Restated Waiver Effective Date), and such Debt, for the avoidance of doubt, shall at all times (1) be subordinated to the Obligations under the Loan Documents on terms not materially less favorable to the Lenders than the Subordination Provisions as in effect on the date hereof, (2) not have a scheduled maturity date or scheduled amortization, in each case, prior to the Maturity Date, (3) be unsecured, (4) not be guaranteed by any Person, (5) not require the payment in cash of any interest, fees, principal or other amounts prior to the date on which the Facility Termination Date (as defined below) has occurred, (6) not contain any covenants and events of default that are materially more restrictive to the Loan Parties than the covenants and events of default applicable under the Credit Agreement and (7) not mature prior to the date that is 91 days following the Maturity Date; provided further that it shall be an immediate Event of Default to the extent (i) the Company has not received at least $50,000,000 in aggregate amount of proceeds from the NEA Term Loans within 45 calendar days following the Third Amended and Restated Waiver Effective Date and (ii) any NEA Term Loans are not initially funded into deposit accounts that are subject to Control Agreements in favor of the Administrative Agent.
For purposes of this Waiver, the “Facility Termination Date” means the date upon which (i) all of the principal of and interest on each Loan, all fees payable under the Credit Agreement and all other Obligations shall have been paid in full in cash (other than contingent indemnification obligations not yet due and payable), (ii) all Letters of Credit (other than the Specified Letters of Credit that are cash collateralized in accordance with Section 1(c) hereof) have been cancelled, cash collateralized or otherwise backstopped on terms reasonably satisfactory to the applicable Issuing Bank and (iii) all Commitments have expired or been terminated.
(e)Cash Flow Forecast and Budget to Actual Reconciliation.

(i)[Reserved].
(ii)At or prior to 5:00 p.m., New York time, on each of August 4, 2023, August 18, 2023 and thereafter on a bi-weekly basis (or, in each such case, such later date as the Administrative Agent shall reasonably agree in its sole discretion), the Company shall deliver to the Administrative Agent a thirteen (13)-week cash flow forecast, such forecast to be in customary form and to provide a level of detail substantially similar to forecasts previously delivered to the Administrative Agent and the Lenders.
(iii)At or prior to 5:00 p.m., New York time, on each of August 4, 2023, August 18, 2023 and thereafter on a bi-weekly basis (or, in each such case, such later date as the Administrative Agent shall reasonably agree in its sole discretion), the Company shall deliver to the Administrative Agent a report in customary form and which provides a level of detail substantially similar to the reports previously delivered to the Administrative Agent and the Lenders, reconciling the Company’s actual financial results through each of July 28, 2023 (with respect to the August 4, 2023 report), August 11, 2023 (with respect to the August 18, 2023 report) and thereafter on a bi-weekly basis (with respect to the report from the immediately preceding week), respectively, with the projections contained in the thirteen (13)-week cash flow forecast delivered on August 4, 2023, August 18, 2023 and thereafter on a bi-weekly basis.
(iv)[Reserved].
(f)Cash Balance Report. At or prior to 5:00 p.m., New York time (or such later time as the Administrative Agent shall reasonably agree in its sole discretion), on each Business Day after the Third Amended and Restated Waiver Effective Date, the Company shall deliver to the Administrative Agent a report in form reasonably satisfactory to the Administrative Agent setting forth (x) the aggregate amount of Unrestricted Cash of the Loan Parties as of the close of business on the prior Business Day and (y) demonstrating compliance with the Minimum Liquidity Covenant as set forth under Section 2(a) hereof; provided that such report shall (i) include the balances of each applicable deposit account individually and indicate whether or not such deposit account is currently subject to a Control Agreement in favor of the Administrative Agent and (ii) with respect to the report delivered on each Tuesday (or to the extent Tuesday is not a Business Day, on the immediately preceding Business Day), include a certification from a Responsible Officer to the effect that the information contained in such report and in each of the reports for the preceding four Business Days is complete and correct in all material respects and accurately sets forth the “Minimum Liquidity” (as defined in the Credit Agreement, as modified by this Waiver) in accordance with the applicable provisions of the Credit Agreement and this Waiver.
(g)[Reserved].
(h)[Reserved].

(i)Weekly Calls.
(i)[Reserved].
(ii)Following the Third Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, the Company shall host a telephonic conference call for the Adminstrative Agent's advisors (collectively, the "Agent’s Advisors") once per week to provide the Lenders with updates with respect to (1) any material updates with respect to the progress of the California Medicare Advantage Disposition, (2) any discussions or agreements with regulators or any other regulatory actions and (3) any other strategic alternatives the Company is pursuing.
(j)[Reserved].
(k)[Reserved].
(l)Material Asset Sales. At all times on and after the Second Amended and Restated Waiver Effective Date and without in any way limiting Section 11.4 of the Credit Agreement, not, and not permit any Subsidiary to, sell, transfer, convey or lease any assets in any single transaction or series of related transactions (except for (i) sales of inventory and obsolete equipment in the ordinary course of business, (ii) sales, transfers, conveyances or leases (A) among Loan Parties or (B) among non-Loan Parties and (iii) the sale, transfer or other disposition of DocSquad, LLC) having a fair market value in excess of $5,000,000.
(m)Additional Debt or Disqualified Equity. At all times on and after the Second Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, except as set forth in Section 2(b)(i) and Section 2(d), not, and not permit any Subsidiary to, create, incur or assume or suffer to exist any Debt of the type described in clauses (a) and (b) of the definition thereof or issue any additional Disqualified Equity without the prior written consent of the Required Lenders.
(n)Forbearance Agreements. From the Second Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, notify the Lenders if the Company or any Subsidiary enters into any forbearance agreement with any federal or state Governmental Authority promptly thereafter.
(o)Monthly Interest Payments. At all times on and after the Second Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, not request any Interest Period for any Term Benchmark Borrowing other than a one-month Interest Period.
(p)Waiver Covenant Breach Notice. Promptly after a Responsible Officer of the Company obtains actual knowledge of any breach by the Company of any of the covenants set forth in Section 1(c) or this Section 2, provide written notice thereof to the Administrative Agent.
(q)Additional Guarantors. From the Third Amended and Restated Waiver Effective Date and prior to the Facility Termination Date, (i) not, and not permit any Subsidiary to make any Investments in or otherwise transfer or dispose of any assets to NeueHealth

Accountable Care, LLC (the “New Entity”) (other than Investments or disposition in an aggregate amount not to exceed $2,500,000) within 90 days of the New Entity becoming a Guarantor following its execution of a supplement to the Collateral Agreement and (ii) not, and not permit any Subsidiary (other than CMH or PMA, or any of their respective Subsidiaries) to form any new Subsidiaries that would be required to become Loan Parties pursuant to the Collateral and Guarantee Requirement, without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(r)NEA Credit Agreement, Etc.
(i)Not make any cash payments in respect of interest, fees or principal under the NEA Credit Agreement (or any other Debt incurred in reliance on Section 2(d) hereof) (in each case, other than payment of any legal fees of counsel to NEA (or the applicable lenders) and any similar out-of-pocket expenses, to the extent required under the NEA Credit Agreement or other applicable agreement) prior to the occurrence of the Facility Termination Date, or otherwise in violation of the Subordination Provisions (or the comparable provisions of the documentation governing such other Debt).
(ii)Not make any amendments to the NEA Credit Agreement (or any other Debt incurred in reliance on Section 2(d) hereof) that would reasonably be expected to be materially adverse to the Lenders.
Section 3.Other Agreements.
(a)[Reserved].
(b)Receivership, Etc. The Company further agrees that the 90-day period specified in Section 13.1(c) of the Credit Agreement shall not apply (i.e., the appointment of a trustee, receiver or other custodian for the Company or any of its Significant Subsidiaries or for a substantial part of the property of any thereof shall constitute and immediate Event of Default under the Credit Agreement).
(c)Notice of Regulator Action. The Company shall promptly notify the Administrative Agent if any insurance regulator (i) has threatened to place the Company or any of its Significant Subsidiaries under supervision or in receivership or (ii) has otherwise threatened to take any material regulatory action in respect of the Company or any of its Significant Subsidiaries.
(d)Management Fees. The Company shall use all commercially reasonable efforts (including under available regulatory processes) to timely collect all management fees due to the Company and its Significant Subsidiaries from applicable payors.
(e)Other Information. Promptly, but subject to the limitations set forth in the last sentence of Section 10.2 and Section 15.8 of the Credit Agreement, upon request by the Administrative Agent on its own behalf or on behalf of any Lender such other information (financial or otherwise) as the Administrative Agent may request from time to time, including the information previously agreed between the Company’s advisors and the Agent’s Advisors.

(f)Prohibition on Credit Events. For the avoidance of doubt, the Company acknowledges and agrees that no borrowings (excluding any conversion or continuations of existing borrowings), any issuances of any Letters of Credit (other than Letter of Credit issuances or renewals as expressly permitted under Section 1(c) hereof) nor Commitment Increases under the Credit Agreement shall be permitted following the Third Amended and Restated Waiver Effective Date.
(g)Commitments. The parties hereto acknowledge that effective on the Third Amended and Restated Waiver Effective Date, the Commitments will be reduced to an amount equal to the current Total Outstandings as of the date hereof and that Schedule I hereto sets forth the Commitments of each Lender as of the Third Amended and Restated Waiver Effective Date and after giving effect to the forgoing commitment reduction.
Section 4.Representations and Warranties. The Company represents and warrants that as of the date hereof:
(a)After giving effect to this Waiver, the representations and warranties contained in Section IX of the Credit Agreement are true and correct (other than any Unmatured Events of Default or Events of Default that are being waived pursuant to Section 1 hereof) (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects; except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(b)After giving effect to this Waiver, no Unmatured Event of Default or Event of Default has occurred and is continuing (other than any Unmatured Events of Default or Events of Default that are being waived pursuant to Section 1 hereof).
Section 5.Conditions to Effectiveness.
This Waiver shall become effective on the first date (the “Third Amended and Restated Waiver Effective Date”) on which each of the following conditions have been satisfied:
(a)The Administrative Agent shall have received:
(i)executed counterparts of this Waiver by (i) the Company, (ii) each of the other Loan Parties, (iii) the Administrative Agent, (iv) all Lenders under the Credit Agreement as of the date hereof and (v) JPMCB as Issuing Bank;
(ii)[Reserved];
(iii)an executed copy of the NEA Credit Agreement, in form and substance reasonably satisfactory to the Required Lenders (each Lender party to this Waiver hereby acknowledges and agrees that the executed NEA Credit Agreement is satisfactory to such Lender).

(b)The senior subordinated term loan facility under NEA Credit Agreement (the “NEA Term Loan Facility” and the loans thereunder, the “NEA Term Loans”) shall have become effective prior to or substantially concurrently with the Third Amended and Restated Waiver Effective Date.
The Administrative Agent and the Lenders party hereto hereby acknowledge and agree that the Third Amended and Restated Waiver Effective Date occurred on August 4, 2023.
Section 6.Fees and Expenses.
(a)[Reserved].
(b)The Company shall pay within 2 Business Days of the Third Amended and Restated Waiver Effective Date, to the Administrative Agent, Davis Polk & Wardwell LLP, Davis Wright Tremaine LLP, McDermott Will & Emery LLP and RPA Advisors, LLC all outstanding, reasonable and documented out-of-pocket fees and expenses that are invoiced prior to the Third Amended and Restated Waiver Effective Date.
(c)The Company agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by it (i) including the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of (x) Davis Polk & Wardwell LLP, counsel for the Administrative Agent, and (y) Davis Wright Tremaine LLP and McDermott Will & Emery LLP, each as healthcare regulatory counsel for the Administrative Agent, and (ii) if and when deemed reasonably necessary or appropriate by the Administrative Agent, prior to the Facility Termination Date, the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel experienced in healthcare regulatory issues in each relevant jurisdiction in which a Significant Subsidiary that is an Insurance Subsidiary is formed, incorporated or organized, as reasonably determined by the Administrative Agent.
(d)For the avoidance of doubt, the Company agrees to pay, upon receipt of written invoice with reasonable detail, the reasonable and documented fees and out-of-pocket expenses related to any engagement by the Administrative Agent on its own behalf or on behalf of the Lenders of RPA Advisors, LLC, as financial advisors for the Administrative Agent and the Lenders, and that such reasonable and documented hourly fees and out-of-pocket expenses are deemed to be out-of-pocket expenses within the scope of Section 15.4.1 of the Credit Agreement; provided that the Company shall not be required to reimburse the Administrative Agent or the Lenders for any “success fee”, “transaction-based fee” or similar fee that may be or become payable to any such financial advisor and such fees shall not be deemed to be reasonable out-of-pocket expenses under the scope of Section 15.4.1 of the Credit Agreement.
Section 7.Counterparts.
This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words

“execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Waiver and/or any document to be signed in connection with this Waiver and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.
Section 8.Governing Law; Waiver of Right to Trial by Jury, Etc.
THIS WAIVER AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW DOCTRINES. The provisions of Sections 15.4, 15.6, 15.7, 15.15, 15.20 and 15.24 of the Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.
Section 9.Headings.
The headings of this Waiver are for purposes of reference only and shall not be deemed to limit, amplify or modify the terms of this Waiver, nor affect the meaning hereof.
Section 10.Effect of Waiver; References to the Credit Agreement.
Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent or any other Secured Party under the Credit Agreement or any agreement or document relating thereto, and except as expressly provided in this Waiver, shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any such other agreement or document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Waiver shall not, and shall not be deemed to, establish a custom or course of dealing (including, without limitation, the establishment of a custom or course of dealing requiring the Administrative Agent or any other Secured Parties to notify the Company of (i) any Unmatured Event of Default or Event of Default, (ii) its obligations under the Credit Agreement, or (iii) the exercise of any rights of the Administrative Agent or any other Secured Party under the Credit Agreement, any of the other Loan Documents, or at law and in equity). For the avoidance of doubt, this Waiver does not, by implication or otherwise, authorize or consent to the California Medicare Advantage Disposition. This Waiver shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. On and after the Third Amended and Restated Waiver Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as waived and consented to hereby. Nothing herein shall entitle the Company to a consent to, or a waiver, extension, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any agreement or document relating thereto in any similar or different circumstances.

Section 11.Conduct of Administrative Agent and Secured Parties; Release of Claims.
The Borrower and the other Loan Parties, (collectively, the “Releasors”), acknowledge and agree that through the date hereof, each Secured Party has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Releasors in connection with this Agreement and in connection with the Obligations, the Credit Agreement, and the other Loan Documents, and the obligations and liabilities of the Releasors existing thereunder or arising in connection therewith, and the Releasors hereby waive and release any claims to the contrary. The Releasors hereby release, acquit, and forever discharge each Secured Party and its Affiliates (including, without limitation, its parent and its subsidiaries) and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former (collectively, the “Secured Party Affiliates”) from any and all manner of losses, costs, defenses, damages, liabilities, deficiencies, actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims, demands, and expenses whatsoever, asserted or unasserted, known or unknown, foreseen or unforeseen, in contract, tort, law or equity (generically, “Claims”), prior to, through, and including this date, that any Releasor has or may have against any Secured Party and/or any Secured Party Affiliate by reason of any action, failure to act, event, statement, accusation, assertion, matter, or thing whatsoever arising from or based on facts occurring prior to the effectiveness of this Waiver that arises out of or is connected to the Loan Documents or the Obligations. Each of the Releasors hereby unconditionally and irrevocably agrees that it will not sue any Secured Party or any Secured Party Affiliate on the basis of any Claim released, remised, and discharged by such Releasor pursuant to this paragraph. If any Releasor violates the foregoing covenant, each Releasor, agrees to pay, in addition to such other damages as any Secured Party or any Secured Party Affiliate may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Secured Party or any Secured Party Affiliate as a result of such violation.
Section 12.Reaffirmation by Loan Parties.
Each of the Loan Parties, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Loan Party grants liens or security interests in its property or acts as a guarantor, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for, or guaranteed, the Obligations under the Loan Documents, ratifies and reaffirms such grant of security interests and liens and such guarantee and confirms and agrees that such security interests and liens hereafter secure all of the Obligations.
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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

BRIGHT HEALTH GROUP, INC.,
as the Company

By: /s/ Jeff Craig________________________
Name: Jeff Craig
Title: General Counsel and Corporate Secretary

BRIGHT HEALTH MANAGEMENT, INC.
BRIGHT HEALTH SERVICES, INC.
MEDICAL PRACTICE HOLDING COMPANY, LLC
BRIGHTHEALTH NETWORKS, LLC
NEUEHEALTH ADVANTAGE ACO, LLC
NEUEHEALTH PREMIER ACO, LLC
NEUEHEALTH PARTNERS, LLC
NEUEHEALTH PARTNERS OF FLORIDA, LLC
NEUEHEALTH PARTNERS OF CALIFORNIA, LLC
NEUEHEALTH LLC
NEUEHEALTH COMMUNITY ACO, LLC
NEUEHEALTH PARTNERS FLORIDA RBE, LLC
NEUEHEALTH PARTNERS TEXAS RBE, LLC
NEUEHEALTH PARTNER SERVICES, LLC
BRIGHT HEALTH COMPANY OF CALIFORNIA, INC.
BRIGHT HEALTHCARE COMPANY OF FLORIDA, INC.
NEUEHEALTH ACCOUNTABLE CARE LLC,

as Guarantors
By: /s/ Jeff Craig________________________
Name: Jeff Craig
Title: General Counsel and Corporate Secretary

[Signature Page to Limited Waiver and Consent to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Lender and Issuing Bank

By: /s/ Monica Aguirre___________________
Name: Monica Aguirre
Title: Vice President

[Signature Page to Third Amended and Restated Limited Waiver and Consent to Credit Agreement]

BARCLAYS BANK PLC,
as Lender

By: /s/ Ronnie Glenn_____________________
Name: Ronnie Glenn
Title: Director

[Signature Page to Third Amended and Restated Limited Waiver and Consent to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Lender

By: /s/ Keshia Leday_____________________
Name: Keshia Leday
Title: Authorize Signatory

[Signature Page to Third Amended and Restated Limited Waiver and Consent to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By: /s/ Roberto Ellinghaus_________________
Name: Roberto Ellinghaus
Title: Vice President

[Signature Page to Third Amended and Restated Limited Waiver and Consent to Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By: /s/ Katie Pounds_____________________
Name: Katie Pounds
Title: Director
[Signature Page to Third Amended and Restated Limited Waiver and Consent to Credit Agreement]

Schedule I

Lender	Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$71,710,465.91	21.4286%
Barclays Bank PLC	$81,271,861.36	24.2857%
Goldman Sachs Lending Partners LLC	$71,710,465.91	21.4286%
Morgan Stanley Senior Funding, Inc.	$62,149,070.45	18.5714%
Bank of America, N.A.	$47,806,977.27	14.2857%
TOTAL	$334,648,840.90	100.00%